CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Debt Securities	$1,200,000,000	$149,400

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.
(2)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3 (File No. 333-205269) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(5)
File Number 333-205269

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 26, 2015)

$1,200,000,000

$350,000,000 2.900% Notes due May 15, 2020

$350,000,000 3.100% Notes due May 15, 2021

$500,000,000 3.375% Notes due May 15, 2023

The Hershey Company is offering $350,000,000 aggregate principal amount of its 2.900% notes due 2020 (the “2020 Notes”), $350,000,000 aggregate principal amount of its 3.100% notes due 2021 (the “2021 Notes”) and $500,000,000 aggregate principal amount of its 3.375% notes due 2023 (the “2023 Notes”). The 2020 Notes, the 2021 Notes and the 2023 Notes are collectively referred to herein as the “Notes,” unless the context otherwise requires. Interest on the Notes is payable on May 15 and November 15 of each year, beginning November 15, 2018. The Notes do not provide for any sinking fund.

The Notes will be our unsecured, unsubordinated indebtedness and will rank on parity with all of our other unsecured, unsubordinated indebtedness from time to time outstanding.

We may redeem some or all of the Notes of each series at the applicable redemption prices described in this Prospectus Supplement in “Description of Notes—Optional Redemption.” If a Change of Control Triggering Event (as hereinafter defined) occurs, unless we have exercised our right to redeem the Notes, we will be required to make an offer to repurchase the Notes in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase. See “Description of Notes—Change of Control Offer.”

Each series of the Notes will be represented by one or more Global Securities (as hereinafter defined) registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, beneficial interests in the Global Securities may not be exchanged for definitive notes in registered certificated form. The Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will make all payments of principal and interest in immediately available funds. See “Description of Notes—Same-Day Settlement and Payment.”

Investing in the Notes involves risk. See “Risk Factors” beginning on page S-6 of this Prospectus Supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this Prospectus Supplement or the accompanying Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Initial Public Offering Price(1)	Underwriting Discount	Proceeds to Us Before Expenses
Per 2020 Note	99.934%	0.200%	99.734%
Total	$349,769,000	$700,000	$349,069,000
Per 2021 Note	99.931%	0.250%	99.681%
Total	$349,758,500	$875,000	$348,883,500
Per 2023 Note	99.958%	0.350%	99.608%
Total	$499,790,000	$1,750,000	$498,040,000

(1)	Plus accrued interest, if any, from the date of original issuance.

The Notes will not be listed on any securities exchange. Currently, there are no public markets for the Notes.

We expect that the Notes will be ready for delivery in book-entry form only through the facilities of DTC for the accounts of its participants, including Clearstream Banking, société anonyme (“Clearstream Banking”), and Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), against payment in New York, New York, on or about May 10, 2018.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	RBC Capital Markets

Senior Co-Managers

J.P. Morgan	PNC Capital Markets LLC

Co-Managers

CIBC Capital Markets	Santander	US Bancorp	The Williams Capital Group, L.P.	Bradesco BBI	Loop Capital Markets

May 3, 2018

We are responsible for the information contained and incorporated by reference in this Prospectus Supplement, the accompanying Prospectus and in any related free writing prospectus we prepare or authorize. We and the underwriters have not authorized anyone to give you any other information, and we and the underwriters take no responsibility for any other information that others may give you. This Prospectus Supplement, the accompanying Prospectus and any free writing prospectus prepared by us and the underwriters do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement, the accompanying Prospectus or any free writing prospectus prepared by us and the underwriters nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to the date of such information.

Prospectus Supplement

Prospectus

In this Prospectus Supplement, “Company,” “we,” “us” and “our” refer to The Hershey Company, its wholly-owned subsidiaries and entities in which it has a controlling financial interest, and “underwriters” refers to the firms listed on the cover of this Prospectus Supplement.

i

FORWARD-LOOKING STATEMENTS

We are subject to changing economic, competitive, regulatory and technological conditions, risks and uncertainties because of the nature of our operations. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we note that several risks and uncertainties could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied in this Prospectus Supplement, the accompanying Prospectus, any free writing prospectus prepared by us and the documents incorporated herein and therein by reference. Many of these forward-looking statements may be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated” and “potential,” among others. These risks, uncertainties and other matters include, but are not limited to, the risks, uncertainties and other matters that can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2018.

DOCUMENTS INCORPORATED BY REFERENCE

We incorporate by reference in this Prospectus Supplement the following documents that we have filed with the SEC (File No. 001-00183):

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 27, 2018;

(b)	our Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2018, filed on April 26, 2018; and

(c)	our Current Reports on Form 8-K, filed on January 9, 2018, January 24, 2018, January 31, 2018 and February 22, 2018.

We will not, however, incorporate by reference in this Prospectus Supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K or Form 8-K/A after the date of this Prospectus Supplement unless, and except to the extent, specified in such Current Reports.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Prospectus Supplement shall be deemed to be incorporated by reference in this Prospectus Supplement so long as the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part remains effective. Such documents shall be deemed to be a part of this Prospectus Supplement from the date of their filing. We may file one or more Current Reports on Form 8-K specifically in connection with the Notes offered hereby in order to incorporate by reference in this Prospectus Supplement and the accompanying Prospectus information concerning The Hershey Company, the terms and conditions of the Notes offered hereby or the offering of the Notes to you. When we use the term “Prospectus Supplement” in this Prospectus Supplement and the accompanying Prospectus, we are referring to this Prospectus Supplement as updated and supplemented by all information incorporated by reference herein from any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K and any other documents incorporated by reference in this Prospectus Supplement as described above.

SUMMARY

The Hershey Company is a global confectionery leader known for bringing goodness to the world through chocolate, sweets, mints and other great tasting snacks. We are the largest producer of quality chocolate in North America, a leading snack maker in the United States and a global leader in chocolate and non-chocolate confectionery. We market, sell and distribute our products under more than 80 brand names in approximately 80 countries worldwide.

Reportable Segment

Our organizational structure is designed to ensure continued focus on North America, coupled with an emphasis on profitable growth in our focus international markets. Our business is organized around geographic regions, which enables us to build processes for repeatable success in our global markets. As a result, we have defined our operating segments on a geographic basis, as this aligns with how our Chief Operating Decision Maker (“CODM”) manages our business, including resource allocation and performance assessment. Our North America business, which generates approximately 88% of our consolidated revenue, is our only reportable segment. None of our other operating segments meet the quantitative thresholds to qualify as reportable segments; therefore, these operating segments are combined and disclosed below as International and Other.

•	North America—This segment is responsible for our traditional chocolate and non-chocolate confectionery market position, as well as our grocery and growing snacks market positions, in the United States and Canada. This includes developing and growing our business in chocolate and non-chocolate confectionery, pantry, food service and other snacking product lines.

•	International and Other—International and Other is a combination of all other operating segments that are not individually material, including those geographic regions where we operate outside of North America. We currently have operations and manufacture product in China, Mexico, Brazil, India and Malaysia, primarily for consumers in these regions, and also distribute and sell confectionery products in export markets of Asia, Latin America, Middle East, Europe, Africa and other regions. This segment also includes our global retail operations, including Hershey’s Chocolate World stores in Hershey, Pennsylvania, New York City, Las Vegas, Niagara Falls (Ontario), Dubai, and Singapore, as well as operations associated with licensing the use of certain of the Company’s trademarks and products to third parties around the world.

Products and Brands

Our principal product offerings include chocolate and non-chocolate confectionery products; gum and mint refreshment products; pantry items, such as baking ingredients, toppings and beverages; and snack items such as spreads, meat snacks, bars and snack bites and mixes, popcorn and protein bars and cookies.

•	Within our North America markets, our product portfolio includes a wide variety of chocolate offerings marketed and sold under the renowned brands of Hershey’s, Reese’s and Kisses, along with other popular chocolate and non-chocolate confectionery brands such as Jolly Rancher, Almond Joy, Brookside, barkTHINS, Cadbury, Good & Plenty, Heath, Kit Kat®, Lancaster, Payday, Rolo®, Twizzlers, Whoppers and York. We also offer premium chocolate products, primarily in the United States, through the Scharffen Berger and Dagoba brands. Our gum and mint products include Ice Breakers mints and chewing gum, Breathsavers mints and Bubble Yum bubble gum. Our pantry and snack items that are principally sold in North America include baking products, toppings and sundae syrups sold under the Hershey’s, Reese’s and Heath brands, as well as Hershey’s and Reese’s chocolate spreads, snack bites and mixes, Krave meat snack products, Popwell half-popped corn snacks, ready-to-eat SkinnyPop popcorn and other better-for-you snack brands such as Oatmega, Paqui and Tyrrells.

•	Within our International and Other markets, we manufacture, market and sell many of these same brands, as well as other brands that are marketed regionally, such as Golden Monkey confectionery and Munching Monkey snack products in China, Pelon Pelo Rico confectionery products in Mexico, IO-IO snack products in Brazil, and Nutrine and Maha Lacto confectionery products and Jumpin and Sofit beverage products in India.

•	Our products and brands continue to grow. Retail sales of our core brands, Hershey’s, Reese’s, Hershey’s Kisses, Kit Kat® and Icebreakers, increased at a compound annual growth rate of 4.3% from 2013 to 2017, and retail sales of Reese’s products alone grew 6% in 2017 on a year over year basis. Sales of our recently acquired brands and products are also exhibiting strong growth. For example, retail sales of barkTHINS, which we acquired in connection with the April 2016 acquisition of Ripple Brand Collective, LLC, grew approximately 30% in 2017 on a year over year basis.

Principal Customers and Marketing Strategy

Our customers are mainly wholesale distributors, chain grocery stores, mass merchandisers, chain drug stores, vending companies, wholesale clubs, convenience stores, dollar stores, concessionaires and department stores. The majority of our customers, with the exception of wholesale distributors, resell our products to end-consumers in retail outlets in North America and other locations worldwide.

In 2017, approximately 29% of our consolidated net sales were made to McLane Company, Inc., one of the largest wholesale distributors in the United States to convenience stores, drug stores, wholesale clubs and mass merchandisers and the primary distributor of our products to Wal-Mart Stores, Inc.

The foundation of our marketing strategy is our strong brand equities, product innovation and the consistently superior quality of our products. We devote considerable resources to the identification, development, testing, manufacturing and marketing of new products. We utilize a variety of promotional programs directed towards our customers, as well as advertising and promotional programs for consumers of our products, to stimulate sales of certain products at various times throughout the year.

In conjunction with our sales and marketing efforts, our efficient product distribution network helps us maintain sales growth and provide superior customer service by facilitating the shipment of our products from our manufacturing plants to strategically located distribution centers. We primarily use common carriers to deliver our products from these distribution points to our customers.

Business Acquisition

In January 2018, we completed the acquisition of all of the outstanding shares of Amplify Snack Brands, Inc. (“Amplify”), a publicly traded company based in Austin, Texas that owns several popular better-for-you snack brands such as SkinnyPop, Oatmega, Paqui and Tyrrells. At the time of the acquisition, Amplify held the second largest share of the growing ready-to-eat popcorn market. The acquisition enables us to capture more consumer snacking occasions by bringing scale and category management capabilities to the warehouse salty snack aisle. SkinnyPop is now our sixth largest brand on a net sales basis.

We are a Delaware company. Our principal executive offices are located at 100 Crystal A Drive, Hershey, Pennsylvania 17033, and our telephone number is (717) 534-4200.

The Offering

The summary below sets forth some of the principal terms of the Notes. Please read the “Description of Notes” section in this Prospectus Supplement and the “Description of Debt Securities” section in the accompanying Prospectus for a more detailed description of the terms and conditions of the Notes.

Issuer	The Hershey Company.

Securities Offered	$350,000,000 aggregate principal amount of 2.900% Notes due 2020.
$350,000,000 aggregate principal amount of 3.100% Notes due 2021.
$500,000,000 aggregate principal amount of 3.375% Notes due 2023.

Maturity Dates	The 2020 Notes will mature on May 15, 2020.
The 2021 Notes will mature on May 15, 2021.
The 2023 Notes will mature on May 15, 2023.

Interest Rate	The 2020 Notes will bear interest at a rate of 2.900% per year.
The 2021 Notes will bear interest at a rate of 3.100% per year.
The 2023 Notes will bear interest at a rate of 3.375% per year.
Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest Payment Dates	Interest on the Notes will be payable on May 15 and November 15 of each year, beginning November 15, 2018. Interest will accrue from May 10, 2018.

Ranking	The Notes will be our unsecured, unsubordinated indebtedness and will rank on parity with all of our other unsecured, unsubordinated indebtedness.

Optional Redemption	We may redeem the 2020 Notes and the 2021 Notes in whole or in part at any time and from time to time at our option at a redemption price equal to the sum of (1) the principal amount of the 2020 Notes or the 2021 Notes being redeemed plus accrued and unpaid interest up to but excluding the redemption date and (2) the “Make-Whole Amount,” as defined in “Description of Notes—Optional Redemption.”

Prior to April 15, 2023, we may redeem the 2023 Notes in whole or in part at any time and from time to time at our option at a redemption price equal to the sum of (1) the principal amount of the 2023 Notes being redeemed plus accrued and unpaid interest up to but excluding the redemption date and (2) the “Make-Whole Amount,” as defined in “Description of Notes—Optional Redemption.”

At any time on or after April 15, 2023, we may redeem the 2023 Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest up to but excluding the redemption date as described under “Description of Notes—Optional Redemption.”

Change of Control Offer	If a Change of Control Triggering Event (as defined in “Description of Notes—Change of Control Offer”) occurs, unless we have exercised our right to redeem the Notes, we will be required to make an offer to repurchase the Notes in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase. See “Description of Notes—Change of Control Offer.”

Additional Notes	We may, from time to time, without the consent of the existing holders of the Notes, issue additional Notes of each series under the Indenture (as defined in the accompanying Prospectus) having the same terms and conditions as the applicable series of the Notes in all respects, except for the issue date, the issue price and, if applicable, the initial interest payment date.

Form and Denomination	Each series of the Notes will be represented by one or more Global Securities registered in the name of the nominee of DTC. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants including Clearstream Banking and Euroclear. The Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We intend to use the net proceeds of this offering to repay a portion of the commercial paper we issued to fund the acquisition of Amplify and pay related fees and expenses, and for general corporate purposes. Until the net proceeds have been used as described above, they will be held in time deposit accounts. See “Use of Proceeds.”

Trustee	U.S. Bank National Association (the “Trustee”).

No Listing	We do not intend to list the Notes on any securities exchange.

Governing Law	State of New York.

Risks	Investing in the Notes involves risk. See “Risk Factors.”

RISK FACTORS

Before investing in the Notes, you should consider carefully the information under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference in this Prospectus Supplement, and the following factors, as well as the other information included and/or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Each of the risks described in our Annual Report on Form 10-K and below could result in a decrease in the value of the Notes and your investment therein. Although we discuss certain factors below, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict those risks or estimate the extent to which they may affect the value of the Notes and your investment therein.

The Indenture governing the Notes does not restrict the amount of additional unsecured debt we may incur.

The Indenture governing the Notes does not restrict the amount of unsecured indebtedness that we or our subsidiaries may incur. The incurrence of additional debt by us or our subsidiaries may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the trading value of your Notes and a risk that the credit rating of the Notes is lowered or withdrawn.

We may not be able to repurchase the Notes upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the Notes, we will be required to make an offer to repurchase the Notes in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase. We may not be able to repurchase the Notes upon a Change of Control Triggering Event, however, because we may not have sufficient funds to do so. In addition, agreements governing indebtedness we may incur in the future may restrict us from purchasing the Notes in the event of a Change of Control Triggering Event. Our failure to repurchase properly tendered Notes would constitute an Event of Default under the Indenture governing the Notes, which would, in turn, trigger a termination right under our existing credit agreements and may constitute a default under agreements governing indebtedness incurred in the future. See “Description of Notes—Change of Control Offer.”

The definition of Change of Control is limited.

The provisions of the Notes that relate to a Change of Control Triggering Event may not protect you from certain important corporate events such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transactions not involving a change in voting power or the beneficial ownership of The Hershey Company. In addition, the definition of Change of Control in respect of the Notes may differ from the definitions of change of control in respect of the Company’s other outstanding indebtedness. Moreover, certain transactions involving the Milton Hershey School Trust, such as a sale of all or substantially all of our assets to those entities, may not constitute a Change of Control. Even transactions involving a change in voting power or beneficial ownership of The Hershey Company may not involve a change that constitutes a Change of Control and, if not, will not constitute a Change of Control Triggering Event that would trigger our obligation to offer to repurchase the Notes as further described in “Description of Notes.” Furthermore, a triggering event will not be deemed to occur unless the specific ratings-related conditions described in “Description of Notes—Change of Control Offer” are fulfilled, including an announcement or public confirmation or writing to the Trustee in which the Rating Agencies lowering the rating on the Notes indicate that the lowering was the result, in whole or in part, of an event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control. If events occur that do not constitute a Change of Control Triggering Event, we will not be required to make an offer to repurchase the Notes, and you may be required to continue to hold your Notes despite the occurrence of such events. If we were to enter into a significant corporate transaction that negatively affects the value and/or ratings of the Notes, but would not constitute a Change of Control Triggering Event, you would not have any rights to require us to repurchase the Notes prior to their maturity, which also would adversely affect your investment. See “Description of Notes—Change of Control Offer.”

Active trading markets for the Notes may not develop or, if developed, be maintained.

We do not intend to list any series of the Notes on any securities exchange. We cannot assure you that active trading markets will develop or be maintained for any series of the Notes. If active trading markets do develop for any series of the Notes, the Notes may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our financial performance and other factors. In addition, there may be a limited number of buyers when you decide to sell your Notes. This may affect the price, if any, offered for your Notes or your ability to sell your Notes when desired or at all.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $1,193.9 million, after giving effect to estimated underwriting discounts and commissions and estimated expenses. We intend to use the net proceeds of this offering to repay a portion of the commercial paper we issued to fund the acquisition of Amplify and pay related fees and expenses, and for general corporate purposes. As of April 1, 2018, we had $2,146,137,724 of commercial paper outstanding with a weighted average interest rate of 1.8% and with a weighted average maturity of approximately 16 days. Until the net proceeds have been used as described above, they will be held in time deposit accounts.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of April 1, 2018 and as adjusted to reflect the issuance of the Notes and the application of the estimated net proceeds of this offering as described under “Use of Proceeds.” For a further discussion of our capitalization, see our Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2018, incorporated by reference herein.

	As of April 1, 2018
	Actual	As Adjusted
	(in thousands)

Cash and cash equivalents	$476,434	$476,434

Debt:
Short-term debt	2,246,485	1,052,593
Current portion of long-term debt	303,062	303,062
Long-term debt(a)	2,059,934	3,257,834

Total debt	4,609,481	4,613,489
Stockholders’ equity:
Preferred Stock, $1.00 par value, 5,000,000 shares authorized; none issued and outstanding	—	—
Common Stock, $1.00 par value, 900,000,000 shares authorized; 299,281,967 shares issued	299,281	299,281
Class B Common Stock, $1.00 par value, 150,000,000 shares authorized; 60,619,777 shares issued	60,620	60,620
Additional paid-in capital	925,965	925,965
Retained earnings	6,634,316	6,634,316
Treasury-Common Stock shares at cost: 150,559,192 shares	(6,593,579)	(6,593,579)
Accumulated other comprehensive loss	(354,475)	(354,475)
Noncontrolling interests in subsidiaries	17,527	17,527

Total stockholders’ equity	989,655	989,655

Total capitalization	$5,599,136	$5,603,144

(a)	Includes assumed fees of $2.1 million for the issuance of the Notes.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth certain of our consolidated financial information and other operating information. The consolidated financial information for each of the five years ended December 31, 2017, set forth below, has been derived from our audited consolidated financial statements. The consolidated financial statements for the four years ended December 31, 2016 have been audited by KPMG LLP, an independent registered public accounting firm. The consolidated financial statements for the year ended December 31, 2017 have been audited by Ernst & Young LLP, an independent registered public accounting firm. Also included is consolidated financial information as of and for the three month periods ended April 1, 2018 and April 2, 2017, which has been derived from our unaudited consolidated financial statements incorporated by reference herein.

The unaudited financial information has been presented on a basis consistent with our audited consolidated financial statements as of and for the year ended December 31, 2017. In the opinion of management, such unaudited financial information reflects all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of operating results for those periods. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year. The following information should be read in conjunction with our consolidated financial statements, including the notes thereto, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all of which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2018, each of which is incorporated by reference herein.

	Three Months Ended		Year Ended December 31,
	April 1,	April 2,
	2018	2017	2017	2016	2015	2014	2013
	(unaudited)		(in thousands, except per share data)
Summary of operations
Net Sales	$1,971,959	$1,879,678	$7,515,426	$7,440,181	$7,386,626	$7,421,768	$7,146,079
Net Income	350,203	125,044	782,981	720,044	512,951	846,912	820,470
Earnings Per Share of Common Stock:
—Basic	1.71	0.60	3.79	3.45	2.40	3.91	3.76
—Diluted	1.65	0.58	3.66	3.34	2.32	3.77	3.61
Dividends Paid on Common Stock Per Share	0.66	0.62	2.55	2.40	2.24	2.04	1.81
Period-end Position
Total Assets	7,332,798	5,342,385	5,553,726	5,524,333	5,344,371	5,622,870	5,349,724
Long-term Portion of Debt	2,059,934	2,350,941	2,061,023	2,347,455	1,557,091	1,542,317	1,787,378
Stockholders’ Equity	989,655	845,453	931,565	827,687	1,047,462	1,519,530	1,616,052

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Three Months Ended		Year Ended December 31,
	April 1, 2018	April 2, 2017
			2017	2016	2015	2014	2013
Ratio of earnings to fixed charges(a)	13.22	7.05	10.50	11.25	9.48	13.30	13.23

(a)	For purposes of computing these ratios, (i) earnings consist of income from continuing operations before income taxes, plus fixed charges adjusted for capitalized interest and (ii) fixed charges consist of interest expense and the portion of rents representative of the interest factor which is one-third of rental expense for operating leases; the amortization of capitalized debt expense; and capitalized interest.

The foregoing information will be updated by the information relating to our Ratio of Earnings to Fixed Charges contained in our periodic reports filed with the SEC, which will be incorporated by reference in this Prospectus at the time they are filed with the SEC. See “Where You Can Find More Information” in our Base Prospectus regarding how you may obtain access to or copies of those filings.

DESCRIPTION OF NOTES

The following description of the particular terms of the Notes offered hereby (referred to in the accompanying Prospectus as “Offered Securities”) supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of “Debt Securities” set forth in the accompanying Prospectus, to which description reference is hereby made. Capitalized terms not otherwise defined herein shall have the meanings given to them in the accompanying Prospectus.

General

The 2020 Notes will bear interest at a rate of 2.900% per year, the 2021 Notes will bear interest at a rate of 3.100% per year and the 2023 Notes will bear interest at a rate of 3.375% per year, each from May 10, 2018, payable semi-annually in arrears on each May 15 and November 15, beginning November 15, 2018, to the persons in whose names the Notes are registered at the close of business on the preceding May 1 and November 1, respectively. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. The 2020 Notes will mature on May 15, 2020, the 2021 Notes will mature on May 15, 2021 and the 2023 Notes will mature on May 15, 2023.

The 2020 Notes are offered hereby in the initial aggregate principal amount of $350,000,000, the 2021 Notes are offered hereby in the initial aggregate principal amount of $350,000,000 and the 2023 Notes are offered hereby in the initial aggregate principal amount of $500,000,000. The Notes will be issued only in book-entry form through the facilities of DTC, and will be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Transfers or exchanges of beneficial interests in Notes in book-entry form may be effected only through a participating member of DTC, including Clearstream Banking and Euroclear. See “—Global Securities” below. As described below under “—Global Securities,” under certain circumstances Notes may be issued in registered certificated form in exchange for the global securities (the “Global Securities”). In the event that Notes are issued in registered certificated form, such Notes may be transferred or exchanged at the offices described in the immediately following paragraph.

Payments on the Notes issued in book-entry form will be made to DTC’s nominee as the registered owner of the Global Securities. In the event the Notes are issued in registered certificated form, principal and interest, if any, will be payable, the transfer of the Notes will be registrable and the Notes will be exchangeable for Notes bearing identical terms and provisions, at the office of the Trustee in The City of New York designated for such purpose, provided that payment of interest may be made at our option by check mailed to the address of the person entitled thereto as shown in the security register for the Notes.

All payments on the Notes will be made to the persons in whose names the Notes are registered at the close of business on the Business Day preceding an interest payment date. If an interest payment date or the maturity date of a series of Notes falls on a day that is not a Business Day, the payment due on such interest payment date or such maturity date will be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement. Unless otherwise specified in connection with a particular offering of debt securities, in this paragraph, “Business Day” means any day which is a day on which commercial banks settle payments and are open for general business in New York.

We may, from time to time, without the consent of the existing holders of the Notes, issue additional Notes of each series of the Notes under the Indenture having the same terms and conditions as the applicable series of the Notes in all respects, except for the issue date, the issue price and, if applicable, the initial interest payment date; provided that unless such additional Notes are issued under a separate CUSIP number, such additional Notes must be issued with no more than de minimis original issue discount or otherwise issued in a qualified reopening for U.S. federal income tax purposes.

The Notes will be our unsecured, unsubordinated indebtedness and will rank on parity with all of our other unsecured, unsubordinated indebtedness. The Notes do not provide for any sinking fund.

Optional Redemption

We may, at our option, redeem the 2020 Notes and the 2021 Notes at any time and from time to time, in whole or in part, at a redemption price equal to the sum of (1) the principal amount of the 2020 Notes or the 2021 Notes being redeemed plus accrued and unpaid interest, if any, up to but excluding the redemption date and (2) the Make-Whole Amount (as defined below), if any.

Prior to April 15, 2023, we may, at our option, redeem the 2023 Notes at any time and from time to time, in whole or in part, at a redemption price equal to the sum of (1) the principal amount of the 2023 Notes being redeemed plus accrued and unpaid interest, if any, up to but excluding the redemption date and (2) the Make-Whole Amount, if any.

At any time on or after April 15, 2023, we may redeem the 2023 Notes in whole or in part at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

If we have given notice as provided in the Indenture and funds for the redemption of each series of the Notes called for redemption have been made available on the redemption date, such Notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of holders of such Notes will be to receive payment of the redemption price.

We will give notice of any optional redemption to holders at their addresses, as shown in the security register for such Notes, not more than 45 days nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Notes held by such holder to be redeemed.

If less than all of each series of the Notes are to be redeemed, we will give the Trustee at least 60 days’ prior notice of the redemption date and of the aggregate principal amount of the applicable series of the Notes to be redeemed, and the Trustee will select the Notes or portions of the Notes to be redeemed either pro rata or by such method as the Trustee deems fair and appropriate; provided that if, at the time of redemption, such Notes are registered as Global Securities, the depositary for the Notes will determine, in accordance with its procedures, the principal amount of such Notes held by each owner of beneficial interests in Global Securities to be redeemed. The Trustee may select for redemption Notes and portions of Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

As used in this Prospectus Supplement:

“Make-Whole Amount” means the excess of (1) the present value, on the redemption date, of the principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable, (a) in the case of the 2020 Notes and the 2021 Notes, if such redemption had not been made, or (b) in the case of the 2023 Notes, if the 2023 Notes matured on the Par Call Date, over (2) the aggregate principal amount of the applicable series of the Notes being redeemed or paid. The present value will be determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below and as determined on the third business day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made.

“Par Call Date” means April 15, 2023 (the date that is one month prior to the maturity date of the 2023 Notes).

“Reinvestment Rate” for the 2020 Notes, the 2021 Notes and the 2023 Notes means 0.100%, plus the arithmetic mean of the yields under the respective heading “Week Ending”

published in the most recent Statistical Release (as defined below) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity (assuming, for this purpose, that the 2023 Notes mature on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable tenor to the maturity date or the Par Call Date, as applicable, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence, and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated in good faith by us.

Change of Control Offer

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the Notes as described under “—Optional Redemption,” we will be required to make an offer (the “Change of Control Offer”) to each holder of Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes on the terms set forth in the applicable series of Notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction or transactions that constitute or may constitute a Change of Control, we will mail a notice to holders of the Notes describing the transaction or transactions that constitute or may constitute a Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

On the Change of Control Payment Date, the paying agent will pay, from funds deposited by us for such purpose, to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of such holder’s Notes surrendered.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

Our existing credit agreements provide that certain change of control events with respect to us would trigger a termination in the outstanding commitments thereunder. In addition, agreements governing indebtedness we may incur in the future may contain similar restrictions and may also provide that certain change of control events might constitute a default under such agreements, and, moreover, such agreements may restrict us from purchasing the Notes in the event of a Change of Control Triggering Event. In the event a Change of Control Triggering Event occurs at a time when we may be prohibited from purchasing the Notes, we may seek the consent of our lenders to repurchase the Notes and/or attempt to refinance the borrowings that contain such prohibitions. If we are not able to obtain such consent from our lenders and/or refinance such borrowings, we may remain prohibited from purchasing the Notes. In such a scenario, our failure to repurchase properly tendered Notes would constitute an Event of Default under the Indenture governing the Notes which would, in turn, trigger a termination right under our existing credit agreements and may constitute a default under agreements governing indebtedness incurred in the future. Additionally, our ability to pay the Change of Control Payment may be limited by our then existing financial resources. See “Risk Factors—We may not be able to repurchase the Notes upon a Change of Control Triggering Event.”

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, lease, conveyance or other disposition of “all or substantially all” of the assets of The Hershey Company and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, our requirement to make an offer to repurchase the Notes as a result of a direct or indirect sale, transfer, lease, conveyance or other disposition of less than all of the assets of The Hershey Company and its subsidiaries taken as a whole to another Person may be uncertain.

For purposes of the Change of Control Offer provisions of the Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any Person, other than to us, one of our subsidiaries or the Milton Hershey School Trust;

(2)	the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any Person, other than the Milton Hershey School Trust, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3)	we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock (measured by voting power rather than number of shares) of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction;

(4)	the adoption of a plan relating to our liquidation or dissolution; or

(5)	the consummation of a so-called “going private/Rule 13e-3 transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision), following which the Milton Hershey School Trust beneficially owns, directly or indirectly, more than 50% of our Voting Stock, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction effected to create a holding company will not be deemed to involve a Change of Control if (i) we become a direct or indirect wholly-owned subsidiary of such holding company and (ii) the holders of the Voting Stock of such holding company immediately following that transaction, as measured by voting power rather than number of shares, are substantially similar to the holders of our Voting Stock, as measured by voting power rather than number of shares, immediately prior to such a transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Investment Grade Rating” means a rating of Baa3 or higher by Moody’s (or its equivalent under any successor rating category of Moody’s) and BBB-or higher by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement Rating Agency selected by us.

“Milton Hershey School Trust” means either or both of (1) Hershey Trust Company, a Pennsylvania corporation, as trustee for the trust established by Milton S. Hershey and Catherine S. Hershey for the benefit of Milton Hershey School, or any successor trustee, and (2) Milton Hershey School, a Pennsylvania not-for-profit corporation.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” has the meaning used in Section 13(d) of the Exchange Act.

“Rating Agencies” means each of Moody’s and S&P; provided that if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, we may appoint (as certified by a resolution of our Board of Directors) a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as replacement for such Rating Agency, or all of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by any Rating Agency and the Notes are rated below an Investment Grade Rating by both Rating Agencies on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any Rating Agency) commencing on the first public notice or announcement of an arrangement that could result in a Change of Control and ending on the 60th day following the occurrence of such Change of Control; provided, that a Rating Event shall not be deemed to have occurred in respect of a particular Change of Control

(and, thus, shall not be deemed a Rating Event) if the Rating Agencies lowering the rating on the Notes to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the lowering was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any Person as of any date, the capital stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

Global Securities

Each series of the Notes will be issued in whole or in part in the form of one or more Global Securities deposited with, or on behalf of, DTC, and registered in the name of a nominee of DTC. Owners of beneficial interests in Global Securities will not be entitled to physical delivery of Notes in registered certificated form except if (x) DTC notifies us that it is unwilling or unable to continue as depositary for the Notes or at any time ceases to be a clearing agency registered as such under the Exchange Act, (y) we execute and deliver to the Trustee an officers’ certificate providing that the Global Securities shall be so exchangeable or (z) there shall have occurred and be continuing an event of default under the Indenture with respect to the Notes. Global Securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC has advised us and the underwriters as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations (“Direct Participants”). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through Direct Participants. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Accountholders in the Clearstream Banking or Euroclear clearance systems may hold beneficial interests in the Notes through accounts that each of those systems maintain as a participant in DTC.

Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payment of principal and interest on such Notes and for all other purposes whatsoever. Therefore, neither we nor the Trustee have any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Securities. DTC has advised us and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Direct Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Securities as shown on the records of DTC. Payments by Direct Participants and indirect participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the Direct Participants or indirect participants.

Same-Day Settlement and Payment

Settlement for the Notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made by us in immediately available funds.

Secondary trading in long-term notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes will trade in the Same-Day Funds Settlement System maintained by DTC until the applicable maturity, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

Because of time-zone differences, credits of Notes received in Clearstream Banking or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Clearstream Banking or Euroclear participants on such business day. Cash received in Clearstream Banking or Euroclear as a result of sales of Notes by or through a Clearstream Banking participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Banking or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream Banking and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream Banking and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

CERTAIN UNITED STATES FEDERAL

INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of the Notes as of the date hereof. Except where noted, this summary deals only with Notes that are held as capital assets by a non-U.S. holder who acquires the Notes upon original issuance at their initial offering price.

A “non-U.S. holder” means a beneficial owner of the Notes (other than an entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Notes, you should consult your tax advisors.

If you are considering the purchase of Notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of the Notes, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

United States Federal Withholding Tax

Subject to the discussion of backup withholding and FATCA below, United States federal withholding tax will not apply to any payment of interest on the Notes made to you under the “portfolio interest rule,” provided that:

•	interest paid on the Notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the Notes is a receipt of interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	either (a) you provide your name and address on an applicable Internal Revenue Service (“IRS”) Form W-8, and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your Notes through certain foreign intermediaries, and you and the intermediaries satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).

Subject to the discussion of FATCA below, the 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a Note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or, in the case of an individual, a fixed base), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “—United States Federal Withholding Tax” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments.

Subject to the discussion of backup withholding and FATCA below, any gain realized on the disposition of a Note generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or, in the case of an individual, a fixed base), in which case such gain will generally be subject to United States federal income tax (and possibly branch profits tax) in the same manner as effectively connected interest as described above; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, you will generally be subject to a 30% United States federal income tax on any gain recognized, which may be offset by certain United States source losses.

United States Federal Estate Tax

If you are an individual and are not a United States citizen or a resident of the United States (as specifically defined for United States federal estate tax purposes), your estate will not be subject to United States federal estate tax on Notes beneficially owned by you at the time of your death, provided that any payment to you of interest on the Notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—United States Federal Withholding Tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

Generally, we or other payors must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the Notes that we make to you provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person as defined under the Code, and such withholding agent has received from you an applicable IRS Form W-8 or you comply with certain certification requirements, as described above in the fifth bullet point under “—United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of Notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest income paid on the Notes and, for a disposition of a Note occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—United States Federal Withholding Tax,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these rules and whether they may be relevant to your ownership and disposition of the Notes.

CERTAIN ERISA CONSIDERATIONS

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on (i) “employee benefit plans” within the meaning of Section 3(3) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that are subject to Title I of ERISA, (ii) “plans” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) to which Section 4975 of the Code applies (including individual retirement plans) and (iii) entities whose underlying assets include “plan assets” within the meaning of ERISA by reason of the investment by such a plan, account or arrangement (each of (i), (ii) and (iii), referred to as a “Plan”).

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless an exemption is applicable to the transaction. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. A prohibited transaction within the meaning of ERISA and the Code could arise if the Notes are acquired by a Plan to which the issuer, underwriters or any of their respective affiliates (collectively, the “Transaction Parties”) is a party in interest or disqualified person, and such acquisition is not entitled to an applicable exemption. In addition, the fiduciary of the Plan that is engaged in such a non-exempt prohibited transaction may be subject to penalties under ERISA and the Code.

Each Plan fiduciary who is responsible for making the investment decisions whether to purchase or commit to purchase and to hold Notes should determine whether, under the general fiduciary standards of investment prudence and diversification and under the documents and instruments governing the Plan, an investment in such Notes is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio. Each Plan fiduciary which proposes to cause a Plan to purchase or hold any Notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction.

In addition, each purchaser of Notes that is, or is acquiring or holding any Notes with the assets of, a Plan will be deemed to represent and warrant that: (a) the Transaction Parties have not been relied upon for any advice with respect to the Plan’s decision to purchase the Notes; (b) the Plan and the Independent Fiduciary is aware of and acknowledges that (i) none of the Transaction Parties have rendered or will render or are undertaking to provide any investment advice (impartial or otherwise), or to give advice in a fiduciary capacity, in connection with the Plan’s investment in the Notes and (ii) the Transaction Parties have a financial interest in the Plan’s investment in the Notes on account of the fees and other compensation they expect to receive in connection with the transactions contemplated in this Prospectus Supplement and any compensation received by a Transaction Party does not constitute fees rendered for the provision of investment advice to the Plan; (c) the Plan’s decision to invest in Notes has been made at the recommendation or direction of a fiduciary (an “Independent Fiduciary”) who: (i) is independent (within the meaning of 29 CFR 2510.3-21(c)(1)) of the Transaction Parties; (ii) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies; (iii) is a fiduciary (under ERISA and/or Section 4975 of the Code) with respect to the Plan’s investment in the Notes and any related transactions and is responsible for exercising independent judgment in evaluating the Plan’s investment in the Notes and any related transactions; and (iv) is either: (A) a bank as defined in Section 202 of the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”) or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency of the United States; (B) an insurance carrier which is qualified under the laws of more than one state of the United States to perform the services of managing, acquiring or disposing of assets of an ERISA Plan; (C) an investment adviser registered under the Advisers Act or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; (D) a broker dealer registered under the Exchange Act of 1934, as amended; and/or (E) a fiduciary (other than the owner or beneficiary of the Plan or any relative of the owner or beneficiary) that holds or has under management or control total assets of at least $50 million; provided that if 29 CFR 2510.3-21(c)(1), as amended in 2016, is revoked, repealed or no longer effective, the foregoing representations shall be deemed to be no longer in effect.

None of the Transaction Parties nor any of their respective Affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Notes by any Plan. The sale of any Notes to a purchaser is in no respect a representation by any of the Transaction Parties or any of their respective Affiliates that such an investment meets all relevant legal requirements with respect to investments by purchasers generally or any particular purchaser, or that such an investment is appropriate for purchasers generally or any particular purchaser.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement and the pricing agreement, each dated the date of this Prospectus Supplement, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name below.

Underwriters	Principal Amount of 2020 Notes	Principal Amount of 2021 Notes	Principal Amount of 2023 Notes
Citigroup Global Markets Inc.	$94,500,000	$94,500,000	$135,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	94,500,000	94,500,000	135,000,000
RBC Capital Markets, LLC	57,750,000	57,750,000	82,500,000
J.P. Morgan Securities LLC	25,375,000	25,375,000	36,250,000
PNC Capital Markets LLC	25,375,000	25,375,000	36,250,000
CIBC World Markets Corp.	11,375,000	11,375,000	16,250,000
Santander Investment Securities Inc.	11,375,000	11,375,000	16,250,000
U.S. Bancorp Investments, Inc.	11,375,000	11,375,000	16,250,000
The Williams Capital Group, L.P.	11,375,000	11,375,000	16,250,000
Banco Bradesco BBI S.A.	3,500,000	3,500,000	5,000,000
Loop Capital Markets LLC	3,500,000	3,500,000	5,000,000

Total	$350,000,000	$350,000,000	$500,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are committed to take and pay for all of the Notes being offered, if any are taken. In the event of a default by any underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The Notes sold by the underwriters to the public will initially be offered at the respective initial public offering prices set forth on the cover of this Prospectus Supplement. Any Notes sold by the underwriters to securities dealers may be sold at a price that represents a concession not in excess of 0.125% of the principal amount of the 2020 Notes, 0.150% of the principal amount of the 2021 Notes and 0.225% of the principal amount of the 2023 Notes. Any underwriter may allow, and any such securities dealer may reallow, a concession not in excess of 0.075% of the principal amount of the 2020 Notes, 0.100% of the principal amount of the 2021 Notes and 0.125% of the principal amount of the 2023 Notes to certain other securities dealers. If all the Notes are not sold at the respective initial public offering prices, the underwriters may change the offering prices and the other selling terms.

The Notes are new issues of securities with no established trading markets and will not be listed on any securities exchange. The underwriters have advised us that they intend to make a market for each series of the Notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the Notes.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, Notes in the open market to cover syndicate short positions or to stabilize the prices of the Notes. Finally, the underwriters may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the underwriters repurchase previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, may end any of them at any time and must bring them to an end after a limited period. Any stabilizing action or overallotment will be conducted by the relevant underwriter in accordance with all applicable laws and rules.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $2.1 million.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates for which they have in the past received, and may in the future receive, customary fees. Affiliates of certain of the underwriters are lenders under our existing credit agreements.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/ or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect delivery of the Notes will be made against payment therefor on or about May 10, 2018, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade, to prevent failed settlement and should consult their own advisers.

Selling Restrictions

No action has been or will be taken by us that would permit a public offering of the Notes, or possession or distribution of this Prospectus Supplement or the accompanying Base Prospectus or any other offering or publicity material relating to the Notes, in any country or jurisdiction outside the United States where, or in any circumstances in which, action for that purpose is required. Accordingly, the Notes may not be offered or sold, directly or indirectly, and this Prospectus Supplement, the accompanying Base Prospectus and any other offering or publicity material relating to the Notes may not be distributed or published, in or from any country or jurisdiction outside the United States except under circumstances that will result in compliance with applicable laws and regulations.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Prospectus Supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This Prospectus Supplement has been prepared on the basis that any offer of the Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the Notes. This Prospectus Supplement is not a prospectus for the purposes of the Prospectus Directive.

United Kingdom

In the United Kingdom, this Prospectus Supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “FSMA”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the FSMA (all such persons together being referred to as “relevant persons”). This Prospectus Supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this Prospectus Supplement relates is only available to, and will be engaged in with, relevant persons.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Switzerland

Neither this Prospectus Supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this Prospectus Supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

People’s Republic of China (excluding Hong Kong, Macau and Taiwan)

The Notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China, or the “PRC” (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by all relevant laws and regulations of the PRC.

This Prospectus Supplement and the accompanying Base Prospectus (i) have not been filed with or approved by the PRC authorities and (ii) do not constitute an offer to sell, or the solicitation of an offer to buy, any Notes in the PRC to any person to whom it is unlawful to make the offer of solicitation in the PRC.

The Notes may not be offered, sold or delivered, or offered, sold or delivered to any person for reoffering or resale or redelivery, in any such case directly or indirectly (i) by means of any advertisement, invitation, document or activity which is directed at, or the contents of which are likely to be accessed or read by, the public in the PRC, or (ii) to any person within the PRC, other than in full compliance with the relevant laws and regulations of the PRC.

Investors in the PRC are responsible for obtaining all relevant government regulatory approvals/licenses, verification and/or registrations themselves, including, but not limited to, those which may be required by the China Securities Regulatory Commission, the State Administration of Foreign Exchange and/or the China Banking Regulatory Commission, and complying with all relevant PRC laws and regulations, including, but not limited to, all relevant foreign exchange regulations and/or securities investment regulations.

Hong Kong

Each underwriter has represented and agreed that:

(a)	it has not offered or sold and will not offer or sell in Hong Kong any Notes by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b)	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to any Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell any

Notes directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or resale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This Prospectus Supplement and the accompanying Base Prospectus have not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has represented, warranted and agreed that (a) it has not circulated or distributed and will not circulate or distribute this Prospectus Supplement and the accompanying Base Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, (b) has not offered or sold and will not offer or sell any Notes, and (c) has not made and will not make any Notes to be the subject of an invitation for subscription or purchase, whether directly or indirectly, in each of the cases of (a) to (c), to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

This Prospectus Supplement and the accompanying Base Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may any Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Taiwan

The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Notes in Taiwan.

LEGAL MATTERS

Certain legal matters with respect to the Notes will be passed upon for us by Adrian D. Mebane, our Vice President, Deputy General Counsel, and Simpson Thacher & Bartlett LLP, New York, New York. Mr. Mebane beneficially owns or has rights to acquire an aggregate of less than 1% of our Common Stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of The Hershey Company incorporated by reference in The Hershey Company’s Annual Report (Form 10-K) for the year ended December 31, 2017 and the effectiveness of The Hershey Company’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule of The Hershey Company and its subsidiaries as of December 31, 2016 and for each of the years in the two-year period ended December 31, 2016 have been incorporated by reference in this Prospectus Supplement, the accompanying Prospectus and elsewhere in the Registration Statement by reference to the Company’s most recently filed Annual Report on Form 10-K in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, as indicated in their reports with respect thereto, and are incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Debt Securities

We may offer and sell our debt securities (the “Debt Securities”) from time to time in amounts, at prices and on other terms to be determined at the time of offering. The Debt Securities may be issued in one or more series with the same or various maturities. The terms of the Debt Securities in respect of which this Prospectus is being delivered (the “Offered Securities”), including, where applicable, the specific designation, aggregate principal amount offered, currency or currencies in which the principal (and premium, if any) and interest are payable, denominations, maturity, interest rate (which may be fixed or variable) or method of calculating and time of payment of interest, if any, terms for redemption at our option or the option of the holder, terms for sinking fund payments, terms for any other mandatory redemption, the public offering price, the stock exchanges, if any, on which the Offered Securities may be listed and any other terms in connection with the offering and sale of the Offered Securities, will be set forth in a prospectus supplement (the “Prospectus Supplement”) to the extent those terms are not described in this Prospectus or are different from the terms described in this Prospectus. In addition, we may supplement, update or change any of the information contained in this Prospectus by incorporating information by reference in this Prospectus. You should read this Prospectus, any accompanying Prospectus Supplement and any incorporated documents carefully before you invest. Offered Securities of a series may be issuable in registered form or in the form of one or more global securities (each a “Global Security”).

We may sell the Offered Securities, on a continuous or delayed basis, through (i) underwriting syndicates represented by managing underwriters or by underwriters without a syndicate; (ii) through agents or dealers designated from time to time; or (iii) directly to purchasers. The names of any underwriters or agents involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in the Prospectus Supplement or in the applicable pricing agreement. The net proceeds to us from such sale will also be set forth in the accompanying Prospectus Supplement or in the applicable pricing agreement. See “Plan of Distribution” for possible indemnification arrangements for any such underwriters and agents.

You should consider carefully the risk factors referred to on page 6 of this Prospectus and included in our periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, before you invest in any of our Debt Securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June 26, 2015.

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, any accompanying Prospectus Supplement or any free writing prospectus prepared by or on behalf of us, which we refer to as a free writing prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the Debt Securities or an offer to buy or the solicitation of an offer to sell the Debt Securities in any circumstances in which such offer or solicitation would be unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of such information.

i

Safe Harbor Statement

We are subject to changing economic, competitive, regulatory and technological risks and uncertainties that could have a material impact on our business, financial condition or results of operations. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we note the following factors that, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions that we have discussed directly or implied in this Prospectus. Many of the forward-looking statements contained in this Prospectus may be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others.

The factors that could cause our actual results to differ materially from the results projected in our forward-looking statements include, but are not limited to the following:

Issues or concerns related to the quality and safety of our products, ingredients or packaging could cause a product recall and/or result in harm to our reputation, negatively impacting our operating results;

Increases in raw material and energy costs along with the availability of adequate supplies of raw materials could affect future financial results;

Price increases may not be sufficient to offset cost increases and maintain profitability or may result in sales volume declines associated with pricing elasticity;

Market demand for new and existing products could decline;

Increased marketplace competition could hurt our business;

Disruption to our manufacturing operations or supply chain could impair our ability to produce or deliver finished products, resulting in a negative impact on our operating results;

Our financial results may be adversely impacted by the failure to successfully execute or integrate acquisitions, divestitures and joint ventures;

Changes in governmental laws and regulations could increase our costs and liabilities or impact demand for our products;

Political, economic, and/or financial market conditions could negatively impact our financial results;

Our expanding international operations may not achieve projected growth objectives, which could adversely impact our overall business and results of operations;

Disruptions, failures or security breaches of our information technology infrastructure could have a negative impact on our operations;

Future developments related to civil antitrust lawsuits and the possible investigation by government regulators of alleged pricing practices by members of the confectionery industry in the United States could negatively impact our reputation and our operating results; and

Such other matters as discussed in our Annual Report on Form 10-K for 2014.

Our forward-looking statements speak only as of the date of this Prospectus or as of the date they are made, and we undertake no obligation to update our forward-looking statements.

Where You Can Find More Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Such reports, proxy statements and other information can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1- 800-SEC-0330 for further information on the operation of the Public Reference Room. Except as otherwise indicated in the Prospectus Supplement, copies of such materials may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov. Our filings with the SEC are also available to the public on our website at http://www.thehersheycompany.com. Information contained on our website is not part of this Prospectus or any Prospectus Supplement.

We have filed with the SEC a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to us and the Offered Securities.

Documents Incorporated by Reference

We “incorporate by reference” in this Prospectus the following documents that we have filed with the SEC (File No. 001-00183):

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 20, 2015, including the information specifically incorporated by reference in our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed on March 17, 2015;

(b) Our Quarterly Report on Form 10-Q for the quarter ended April 5, 2015, filed on May 1, 2015; and

(c) Our Current Reports on Form 8-K, filed on February 27, 2015, April 2, 2015, April 30, 2015 and June 2, 2015.

We will not, however, incorporate by reference in this Prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K or Form 8-K/A after the date of this Prospectus unless, and except to the extent, specified in such Current Reports.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus so long as the Registration Statement of which this Prospectus is a part remains effective. Such documents shall be deemed to be a part of this Prospectus from the date of their filing. We may file one or more Current Reports on Form 8-K specifically in connection with the Offered Securities to which the accompanying Prospectus Supplement relates in order to incorporate by reference in this Prospectus information concerning The Hershey Company, the terms and conditions of those Offered Securities or the offering of those Offered Securities to you. When we use the term “Prospectus” in this Prospectus and any Prospectus Supplement, we are referring to this Prospectus as updated and supplemented by all information incorporated by reference herein from any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K and any other documents incorporated by reference in this Prospectus as described above.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We will provide, without charge, a copy of any or all of the documents mentioned above to each person, including any beneficial owner receiving this Prospectus who requests them in writing or by telephone. Requests for such copies should be addressed to The Hershey Company, Attn: Investor Relations Department, 100 Crystal A Drive, Hershey, Pennsylvania 17033-0810, Telephone: (717) 534-4200.

The Hershey Company

The Hershey Company was incorporated under the laws of the State of Delaware on October 24, 1927 as a successor to a business founded in 1894 by Milton S. Hershey.

We are the largest producer of quality chocolate in North America and a global leader in chocolate and sugar confectionery. Our principal product groups include chocolate and sugar confectionery products; gum and mint refreshment products; pantry items, such as baking ingredients, toppings and beverages; and snack items such as spreads.

We operate under a matrix reporting structure designed to ensure continued focus on North America, coupled with an emphasis on accelerating growth in our international markets, as we continue to transform into a more global company. Our two reporting segments are North America and International and Other. We have defined our operating segments on a geographic basis. Our North America business currently generates over 85% of our consolidated revenue and none of our other geographic regions included within the International and Other segment is individually significant. We market, sell and distribute our products under more than 80 brand names in approximately 70 countries worldwide.

Our principal executive offices are located at 100 Crystal A Drive, Hershey, Pennsylvania 17033, and our telephone number is 717-534-4200.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Three Months Ended		Year Ended December 31,
	April 5, 2015	March 30, 2014	2014	2013	2012	2011	2010
	(unaudited)		(in thousands, except per share data)
Ratio of earnings to fixed charges(a)	15.20	15.91	13.30	13.23	9.78	9.53	8.38

NOTES:

(a)	For purposes of computing these ratios, (i) earnings consist of income from continuing operations before income taxes, plus fixed charges adjusted for capitalized interest and (ii) fixed charges consist of interest expense and the portion of rents representative of the interest factor which is one-third of rental expense for operating leases; the amortization of debt expense; and capitalized interest.

The foregoing information will be updated by the information relating to our Ratio of Earnings to Fixed Charges contained in our periodic reports filed with the SEC, which will be incorporated by reference in this Prospectus at the time they are filed with the SEC. See “Where You Can Find More Information” regarding how you may obtain access to or copies of those filings.

Risk Factors

An investment in our securities involves risks. You should carefully consider each of the risks described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 20, 2015, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, and all of the other information included or incorporated by reference in this Prospectus before deciding to invest in any of our Debt Securities.

Use of Proceeds

Except as may be otherwise set forth in a Prospectus Supplement accompanying this Prospectus, the net proceeds from the sale of the Debt Securities will be added to our general funds to meet capital additions and working capital requirements, to repay debt, to fund any pension liability requirements, to fund the repurchase of shares of our common stock and/or to fund acquisitions which we may make from time to time. Pending our use, we may invest such proceeds temporarily in cash equivalents and/or short-term marketable securities.

Description of Debt Securities

The Debt Securities offered hereby will be issuable in one or more series under an indenture dated as of May 14, 2009 (the “Indenture”) between us and U.S. Bank National Association, as trustee (the “Trustee”). The following statements are subject to the detailed provisions of the Indenture, which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part. Wherever references are made to particular provisions of the Indenture or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such references.

General

The Indenture does not limit the amount of Debt Securities which may be issued thereunder. Except as described in “Covenants” below and as otherwise provided in the Prospectus Supplement relating to a particular series of Debt Securities and/or documents incorporated by reference, the Indenture does not limit the amount of other debt, secured or unsecured, which we may issue. We may issue the Debt Securities in one or more series, as we may authorize from time to time (Section 2.5).

Reference is made to the Prospectus Supplement relating to the Offered Securities and/or documents incorporated by reference for the following terms, where applicable, of the Offered Securities: (1) the designation, the aggregate principal amount and the authorized denominations of the Offered Securities; (2) the percentage of their principal amount at which the Offered Securities will be issued; (3) the currency or currencies (including composite currencies) in which the principal of and interest, if any, on the Offered Securities will be payable; (4) the date or dates on which the Offered Securities will mature; (5) the rate or rates at which the Offered Securities will bear interest, if any, or the method by which such rate or rates will be determined and the date or dates from which such interest will accrue; (6) the dates on which and places at which interest, if any, will be payable and the record dates for payment of such interest; (7) the terms of any mandatory or optional repayment or redemption (including any sinking fund); and (8) any other terms of the Offered Securities (Section 2.5). The Indenture provides that Debt Securities of a single series may be issued at various times, with different maturity dates and may bear interest at different rates (Section 2.5).

The Offered Securities will be our unsecured, unsubordinated indebtedness and will rank on parity with all of our other unsecured, unsubordinated indebtedness.

Debt Securities of a series may be issued in fully registered form or in the form of one or more Global Securities and, with regard to each series of Debt Securities in respect of which this Prospectus is being delivered or made available, in the denominations set forth in the Prospectus Supplement relating to such series and/or documents incorporated by reference. With regard to each series of Debt Securities, we will maintain in the Borough of Manhattan, The City of New York and in such other place or places, if any, specified in the Prospectus Supplement relating to such series and/or documents incorporated by reference, an office or agency where the Debt Securities of such series may be transferred or exchanged and may be presented for payment of principal, premium, if any, and interest; provided that if such securities are not Global Securities, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the register for the Debt Securities (Sections 2.2 and 3.2). No service charge will be made for any transfer or exchange of the Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.10).

Some of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Such discounted Debt Securities will be treated as having been issued with original issue discount for United States federal income tax purposes pursuant to Section 1273 of the Internal Revenue Code of 1986, as amended, if the discount is in excess of a minimum threshold amount. Federal income tax consequences and other special considerations applicable to any Debt Securities with original issue discount will be described in the Prospectus Supplement relating thereto and/or documents incorporated by reference.

Definitions

“Attributable Debt” is defined, in brief, to mean, as to any lease under which any person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term thereof (including in respect of contingent rents, amounts based on the amount thereof, if any, being paid on the date of determination and excluding amounts on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges), discounted from the respective due dates thereof at the weighted average of the rates of interest (and Yields to Maturity, in the case of Original Issue Discount Securities) borne by the Debt Securities then Outstanding, compounded annually (Section 1.1).

“Consolidated Net Tangible Assets” is defined to mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any portion thereof constituting Funded Debt by reason of being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our and our Domestic Subsidiaries’ most recent consolidated balance sheet, prepared in accordance with U.S. generally accepted accounting principles (Section 1.1).

“Debt” is defined to mean any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed and does not include Attributable Debt (Section 1.1).

“Domestic Subsidiary” is defined to mean a subsidiary of ours except a subsidiary (a) which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the States of the United States, or (b) the principal purpose of which is to engage in financing our operations or the operations of our subsidiaries, or both, outside the States of the United States (Section 1.1).

“Funded Debt” is defined to mean all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower (Section 1.1).

“Government Obligations” is defined to mean either (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof (Section 13.1).

“Mortgage” is defined to mean any pledge, mortgage, lien, encumbrance or security interest (Section 1.1).

“Original Issue Discount Security” is defined to mean any Security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Indenture (Section 1.1).

“Principal Domestic Operating Property” is defined, in brief, to mean any land or any facility (together with the land on which it is erected and fixtures comprising a part thereof) located in the United States used primarily for manufacturing, processing or production, owned or leased by us or any of our subsidiaries and having a gross book value in excess of 2% of Consolidated Net Tangible Assets other than any such land, facility or portion thereof which in the opinion of our Board of Directors, is not of material importance to the total business conducted by us and our subsidiaries as an entity (Section 1.1).

“subsidiary” of our company, is defined to mean a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by us and/or by one or more of our subsidiaries (Section 1.1).

Other capitalized terms used in this “Description of Debt Securities” have the meanings given them in the Indenture, unless otherwise indicated or unless the context otherwise requires.

Covenants

Limitation on Liens

If we or any Domestic Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Operating Property or on any shares of stock or Debt, held by us or any Domestic Subsidiary, of any Domestic Subsidiary, we will secure, or cause such Domestic Subsidiary to secure, the Debt Securities equally and ratably with (or prior to) such Debt, unless after giving effect thereto the aggregate amount of all such Debt so secured together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Domestic Operating Properties would not exceed 15% of our and our Domestic Subsidiaries’ Consolidated Net Tangible Assets. This restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by (a) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Domestic Subsidiary, (b) Mortgages in our favor or in favor of any Domestic Subsidiary, Mortgages in favor of U.S. governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute, Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money Mortgages and construction cost Mortgages, and (e) any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses (a) through (d), inclusive (Section 3.4). The Indenture will not restrict our or our subsidiaries’ ability to incur unsecured debt.

Merger and Consolidation

The Indenture provides that no consolidation or merger of our company with or into any other corporation and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation if, as a result thereof, any Principal Domestic Operating Property or any shares of stock or Debt, held by us or any Domestic Subsidiary, of a Domestic Subsidiary would become subject to a Mortgage, unless either (i) the Debt Securities shall be equally and ratably secured with (or prior to) the Debt secured by such Mortgage or (ii) such Mortgage could be created pursuant to Section 3.4 (See “Limitation on Liens” above) without equally and ratably securing the Debt Securities (Section 9.3). In addition, as a result of the consolidation, merger or conveyance, either we shall be the continuing corporation or the successor corporation shall be a corporation organized and existing under the laws of the United States or a state thereof and the successor corporation shall expressly assume the due and punctual payment of principal of (and premium, if any) and interest on all Debt Securities and our obligations under the Indenture in a supplemental indenture satisfactory to the Trustee (Section 9.1).

Limitations on Sales and Leasebacks

Neither we nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Operating Property, completion of construction and commencement of full operation of which has occurred more than 120 days prior thereto, unless (a) we or such Domestic Subsidiary could mortgage such property pursuant to Section 3.4 (see “Limitation on Liens” above) in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Debt Securities or (b) we, within 120 days after completion of the sale and leaseback transaction, apply to the retirement of our Funded Debt an amount (subject to credits for certain voluntary retirements of Funded Debt) not less than the greater of (i) the net proceeds of the sale of the Principal Domestic Operating Property so leased or (ii) the fair market value of the Principal Domestic Operating Property so leased. This restriction will not apply to any sale and leaseback transaction (a) between us and a Domestic Subsidiary or between Domestic Subsidiaries or (b) involving the taking back of a lease for a period of not more than three years (Section 3.5).

Unless otherwise indicated in a Prospectus Supplement and/or documents incorporated by reference, certain of the covenants described above would not necessarily afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving us, such as a leveraged buyout. In this regard, however, it should be noted that voting control of our company is held by Hershey Trust Company, as trustee for the Milton Hershey School Trust. As of June 24, 2015, Hershey Trust Company, as trustee for the Milton Hershey School Trust, had the right to cast 7.9% of all of the votes entitled to be cast on matters requiring the vote of our common stock voting separately and 80.9% of all of the votes entitled to be cast on matters requiring the vote of our common stock and Class B common stock voting together. Hershey Trust Company, as trustee for the Milton Hershey School Trust, currently has three representatives who are members of the Board of Directors of the Company, one of whom is the Lead Independent Director. These representatives, from time to time in performing their responsibilities on the Company’s Board, may exercise influence with regard to the ongoing business decisions of our Board of Directors or management. Hershey Trust Company, as trustee for the Milton Hershey School Trust, has indicated that, in its role as controlling stockholder of the Company, it intends to retain its controlling interest in The Hershey Company, and that the Company Board, not the Hershey Trust Company board, is solely responsible and accountable for the Company’s management and performance. Hershey Trust Company, as trustee for Milton Hershey School, or any successor trustee, or Milton Hershey School, as appropriate,, must approve the issuance of shares of common stock or any other action that would result in Hershey Trust Company, as trustee for Milton Hershey School, or any successor trustee, or Milton Hershey School, as appropriate, not continuing to have voting control of our Company.

Events of Default, Waiver and Notice

Except as may otherwise be provided in the Prospectus Supplement and/or documents incorporated by reference, as to any series of Debt Securities, an Event of Default is defined in the Indenture as (a) default in the payment of any installment of interest, if any, on the Debt Securities of such series when due and the continuance of such default for a period of 30 days; (b) default in payment of the principal of (and premium, if any, on) any of the Debt Securities of such series when due, whether at maturity, upon redemption, by declaration or otherwise; (c) default in the payment of a sinking fund installment, if any, on the Debt Securities of such series when due; (d) default by us in the performance of any other covenant or agreement contained in the Indenture, other than a covenant expressly included in the Indenture solely for the benefit of series of Debt Securities other than such series, and the continuance of such default for a period of 90 days after appropriate notice; (e) certain events of bankruptcy, insolvency and reorganization of our company; and (f) any other Event of Default established with respect to Debt Securities of that series (Sections 2.5 and 5.1).

An Event of Default with respect to a particular series of Debt Securities issued under the Indenture does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued thereunder.

The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default with respect to Debt Securities of any series, give all the holders of Debt Securities of such series then outstanding notice of all uncured defaults known to it (the term default to mean the events specified above, not including grace periods); provided that, except in the case of a default in the payment of principal of (and premium, if any) or interest, if any, on any Debt Security of any series, or in the payment of any sinking fund installment with respect to Debt Securities of any series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of all the holders of Debt Securities of such series then outstanding (Section 5.11).

The Indenture provides that if an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, either the Trustee or the holders of at least 25% in principal amount (calculated as provided in the Indenture) of the Debt Securities of such series then outstanding may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof as may be specified in the Prospectus Supplement relating to such series and/or documents incorporated by reference) of all of the Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately (Section 5.1).

Upon certain conditions such declarations of acceleration with respect to Debt Securities of any series may be annulled and past defaults (except for defaults in the payment of principal (or premium, if any) or interest, if any, on such Debt Securities not theretofore cured or in respect of a covenant or provision of the Indenture which cannot be amended or modified without the consent of the holder of each outstanding Debt Security of that series affected) may be waived with respect to such series by the holders of not less than a majority in principal amount (calculated as provided in the Indenture) of the Debt Securities of such series then outstanding (Section 5.10).

The Indenture requires that we file with the Trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof and as to performance and fulfillment of certain covenants or agreements therein (Section 3.6).

The Indenture provides that the holders of not less than a majority in principal amount (calculated as provided in the Indenture) of the Debt Securities of any series then outstanding shall have the right to direct the time, method and place of conducting any proceeding or remedy available to the Trustee, or exercising any trust or power conferred on the Trustee by the Indenture with respect to defaults or Events of Default with respect to Debt Securities of such series (Section 5.9).

The Indenture provides that the Trustee shall be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of the rights or powers vested in it by the Indenture at the direction of the holders of Debt Securities unless such holders shall have offered to the Trustee reasonable security or indemnity against expenses and liabilities (Section 6.2).

Defeasance

The Indenture provides that we may terminate our obligations under Sections 3.4, 3.5 and 9.3 of the Indenture (being the restrictions described under “Covenants-Limitation on Liens” and “Covenants-Limitations on Sales and Leasebacks” and the first sentence under “Covenants-Merger and Consolidation” above) with respect to the Debt Securities of any series, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee money or Government Obligations sufficient to pay the principal of (and premium, if any) and interest on the Debt Securities of such series and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such deposit and termination is conditioned upon, among other things, our delivery of an opinion of counsel that the holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and termination and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such deposit and termination not occurred. Such termination will not relieve us of our obligation to pay when due the principal of or interest on the Debt Securities of such series if the Debt Securities of such series are not paid from the money or Government Obligations held by the Trustee for the payment thereof (Section 13.1).

Modification of the Indenture

The Indenture contains provisions permitting us and the Trustee, with the consent of the holders of not less than a majority in principal amount (calculated as provided in the Indenture) of the outstanding Debt Securities of each series affected by such modification, to modify the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities of any series; provided that no such modification shall, without the consent of the holders of each Debt Security affected thereby, extend the maturity of any Debt Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce the portion of the principal amount of an Original Issue Discount Security due and payable upon acceleration of the maturity thereof or the portion of the principal amount thereof provable in bankruptcy, or reduce any amount payable upon redemption of any Debt Security, or reduce the overdue rate thereof, or impair any right of repayment at the option of the holder of any Debt Security or change the currency of payment of principal or interest on any Debt Security or reduce the percentage in principal amount of Outstanding Debt Securities of any series the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults (Section 8.2).

The holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of such series waive, insofar as that series is concerned, our compliance with certain restrictive provisions (Limitation on Liens and Limitations on Sales and Leasebacks) of the Indenture (Section 3.9).

The Indenture also permits us and the Trustee to amend the Indenture in certain circumstances without the consent of the holders of any Debt Securities to evidence the merger of our company or the replacement of the Trustee and for certain other purposes (Section 8.1).

Plan of Distribution

We may sell Debt Securities to or through underwriters or dealers and also may sell Debt Securities directly to one or more other purchasers or through agents. The Prospectus Supplement and/or documents incorporated by reference will set forth the names of any underwriters or agents involved in the sale of the Offered Securities and any applicable commission or discounts.

The distribution of Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Each series of Debt Securities will be a new issue with no established trading market. We may elect to list any series of Debt Securities on an exchange, but we will not be obligated to do so. It is possible that one or more underwriters may make a market in a series of Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance as to the liquidity of the trading market for Debt Securities.

If Debt Securities are sold by means of an underwritten offering, we anticipate such sale will be pursuant to the form of Underwriting Agreement (the “Form Underwriting Agreement”) and the form of Pricing Agreement (“Form Pricing Agreement”), filed as Exhibit 1.1 and 1.2, respectively to the Registration Statement of which this Prospectus forms a part. Under the Form Pricing Agreement, each underwriter agrees, severally and not jointly, to purchase its allocated amount of Debt Securities. The Form Underwriting Agreement provides that the obligations of the underwriters to purchase Debt Securities are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are committed to take and pay for all Debt Securities to be offered, if any are taken. In the event of a default by any underwriter, the Form Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the Form Underwriting Agreement may be terminated.

In connection with the sale of Debt Securities, underwriters may receive compensation from us or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described in the Prospectus Supplement and/or documents incorporated by reference.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

Under agreements which we may enter into, we may be required to indemnify the underwriters and agents who participate in the distribution of Debt Securities against certain liabilities, including liabilities under the Securities Act, or contribute to payments that they may be required to make in respect of any such liabilities. The Form Underwriting Agreement provides for such an indemnity in favor of the underwriters.

If so indicated in the Prospectus Supplement and/or documents incorporated by reference, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase Debt Securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve such institutions. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Legal Matters

The validity of, and certain other legal matters with respect to, the Offered Securities will be passed upon for us by Hunton & Williams LLP, Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

Experts

The consolidated financial statements and schedule of The Hershey Company and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Management excluded Shanghai Golden Monkey Food Joint Stock Co., Ltd., an entity acquired during 2014, from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014. This entity’s net sales and assets excluded from management’s assessment of internal control represented 0.7% and 4.7% of the Company’s total net sales and total assets, respectively, for the year ended December 31, 2014. KPMG’s audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Shanghai Golden Monkey Food Joint Stock Co., Ltd.

$1,200,000,000

$350,000,000 2.900% Notes due May 15, 2020

$350,000,000 3.100% Notes due May 15, 2021

$500,000,000 3.375% Notes due May 15, 2023

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	RBC Capital Markets

Senior Co-Managers

J.P. Morgan	PNC Capital Markets LLC

Co-Managers

CIBC Capital Markets	Santander	US Bancorp	The Williams Capital Group, L.P.	Bradesco BBI	Loop Capital Markets

May 3, 2018